Exhibit 99.1
Callon Petroleum Company Announces Appointment of Mary Shafer-Malicki to Board of Directors

HOUSTON, TX (December 20, 2021) – Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) is pleased to announce the appointment of Mary Shafer-Malicki to its Board of Directors.
Ms. Shafer-Malicki brings valuable experience in energy, governance, and strategy to the Callon Board. Over a career spanning more than 25 years at BP, she held domestic and international leadership roles across the energy value chain, including as CEO of BP Angola. Her significant board experience includes service as Chairman of the Board for QEP Resources and as a board member for Wood plc, McDermott International Inc., and Ausenco Limited over the past ten years. Ms. Shafer-Malicki holds a Bachelor of Science in Chemical Engineering from Oklahoma State University.
Richard Flury, Chairman of the Board, commented, “We are excited to welcome Mary as an independent director to our Board. Her breadth of experience as an energy executive and corporate director will provide invaluable perspectives and complement the existing strengths of the Callon board. With three board members retiring over the next three years starting in May 2022, Mary solidifies our energy industry skill sets for the coming years. Importantly, this appointment is another example of our continuous process of thoughtful board refreshment and leading corporate governance practices that will ensure diversity of thought in the pursuit of sustainable value for all stakeholders.”
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Contact Information
Callon Petroleum Company
ir@callon.com
(281) 589-5200
SOURCE Callon Petroleum Company